Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-3 Nos. 333-103267, 333-103267-01, 333-103267-02, 333-103267-03) and related Prospectus Supplement of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the registration of 7,000,000 common units representing limited partner interests in Ferrellgas Partners, L.P. and to the incorporation by reference therein of our report dated September 16, 2003, except for the last paragraph of Note 2 as to which the date is October 8, 2003, with respect to the consolidated financial statements of Blue Rhino Corporation for the year ended July 31, 2003, included in this Current Report (Form 8-K/A) dated April 2, 2004.

We also consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement (Form S-4 to S-1 No. 33-55185) of Ferrellgas Partners, L.P. and in the related Prospectus of our report dated September 16, 2003, except for the last paragraph of Note 2 as to which the date is October 8, 2003, with respect to the consolidated financial statements of Blue Rhino Corporation included in this Current Report (Form 8-K/A) dated April 2, 2004.

We also consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statements (Form S-8 Nos. 333-87633 and 333-84344) of Ferrellgas Partners, L.P. of our report dated September 16, 2003, except for the last paragraph of Note 2 as to which the date is October 8, 2003, with respect to the consolidated financial statements of Blue Rhino Corporation included in this Current Report (Form 8-K/A) dated April 2, 2004.

/s/ ERNST & YOUNG LLP
Greensboro, North Carolina
April 1, 2004